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                                                                     Exhibit 1.1


                            PNC STUDENT LOAN TRUST I

                 $1,030,000,000 STUDENT LOAN ASSET BACKED NOTES
                                 SERIES 1997-2

                             UNDERWRITING AGREEMENT
                             ----------------------
                                                                   June 20, 1997

SMITH BARNEY INC.
As Representative of the
  several Underwriters
390 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

                  PNC Bank, National Association, a national banking association (as transferor of the Financed Student Loans to the Trust (each as defined below), the "Bank"), has formed a trust known as PNC Student Loan Trust I (the "Trust") under the laws of the State of Delaware and the Bank proposes to cause the Trust to sell to the underwriters named in Schedule I hereto (the "Underwriters"), for whom you (the "Representative") are acting as representative, pursuant to the terms of this Underwriting Agreement, Series 1997-2 Asset Backed Notes in the following Classes and initial principal amounts: $90,000,000 Senior LIBOR Rate Class A-1 Asset Backed Notes (the "Class A-1 Notes"), $107,000,000 Senior Fixed Rate Class A-2 Asset Backed Notes (the "Class A-2 Notes"), $107,000,000 Senior Fixed Rate Class A-3 Asset Backed Notes (the "Class A-3 Notes"), $102,000,000 Senior Fixed Rate Class A-4 Asset Backed Notes (the "Class A-4 Notes"), $94,000,000 Senior Fixed Rate Class A-5 Asset Backed Notes (the "Class A-5 Notes"), $72,500,000 Senior Fixed Rate Class A-6 Asset Backed Notes (the "Class A-6 Notes"), $121,000,000 Senior Fixed Rate Class A-7 Asset Backed Notes (the "Class A-7 Notes"), $175,000,000 Senior LIBOR Rate Class A-8 Asset Backed Notes (the "Class A-8 Notes"), $125,450,000 Senior LIBOR Rate Class A-9 Asset Backed Notes (the "Class A-9 Notes" and together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class A-5 Notes, the Class A-6 Notes, the Class A-7 Notes and the Class A-8 Notes, the "Class A Notes") and $36,050,000 Subordinate LIBOR Rate Class B Asset Backed Notes (the "Class B Notes" and together with the Class A Notes, the "Notes"). The First National Bank of Chicago, a national banking association, acts as eligible lender trustee (the "Eligible Lender Trustee") of the Trust. On the Closing Date, Financed Student Loans (as defined in the Transfer


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and Servicing Agreement defined below) will have been transferred to the
Eligible Lender Trustee on behalf of the Trust by the Bank. The Notes will be issued under an indenture dated as of March 27, 1997 (the "Master Indenture") between the Trust and Bankers Trust Company, as indenture trustee ("Indenture Trustee"), as supplemented by a related Second Terms Supplement (the "Second Terms Supplement" and collectively with the Master Indenture, the "Indenture"). Upon issuance, the Notes will be secured by, among other things, Financed Student Loans pledged to the Indenture Trustee and described in the Prospectus (as defined in Section 3 below). This Agreement, the Transfer and Servicing Agreement, the Indenture, the Administration Agreement and the Trust Agreement shall collectively hereinafter be referred to as the "Basic Documents." Capitalized terms used herein without definition shall have the meanings ascribed to them in the Transfer and Servicing Agreement dated as of June 25, 1997, (the "Transfer and Servicing Agreement") among the Trust, the Bank and the Eligible Lender Trustee.

                  1.  Purchase, Sale and Delivery of the Notes.

                  (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Bank agrees to cause the Trust to sell to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase from the Trust: the Class A-1 Notes, at a purchase price of 99.8456% of the principal amount of the Class A-1 Notes; the Class A-2 Notes, at a purchase price of 99.7806% of the principal amount of the Class A-2 Notes; the Class A-3 Notes, at a purchase price of 99.7306% of the principal amount of the Class A-3 Notes; the Class A-4 Notes, at a purchase price of 99.7056% of the principal amount of the Class A-4 Notes; the Class A-5 Notes, at a purchase price of 99.6806% of the principal amount of Class A-5 Notes; the Class A-6 Notes, at a purchase price of 99.6656% of the principal amount of the Class A-6 Notes; the Class A-7 Notes, at a purchase price of 99.6056% of the principal amount of the Class A-7 Notes; the Class A-8 Notes, at a purchase price of 99.7556% of the principal amount of the Class A-8 Notes; the Class A-9 Notes, at a purchase price of 99.6056% of the principal amount of the Class A-9 Notes; and the Class B Notes at a purchase price of 99.5056% of the principal amount of the Class B Notes, the respective principal amounts of each Class of Notes set forth opposite the names of the Underwriters in Schedule I hereto. In addition, the Bank agrees to pay Smith Barney Inc. a structuring fee equal to $515,000.

                  (b) Delivery to the Representative of and payment for the Notes shall be made at the office of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, at 10:00 A.M., New York City time, on June 25, 1997 (the "Closing Date").


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The place of such closing and the Closing Date may be varied by agreement between the Representative and the Bank.

                  The Notes will be delivered by the Bank to the Representative for the respective accounts of the Underwriters against payment of the purchase price therefor to or upon the order of the Bank in Federal Funds, by wire, or such other form of payment as to which the parties may agree. Each Class of Notes will be evidenced by a single global security in definitive form and/or by additional definitive securities, and will be registered, in the case of the global Classes of Notes, in the name of Cede & Co. as nominee of The Depository Trust Company ("DTC"), and in the other cases, in such names and in such denominations as the Representative shall request prior to 1:00 p.m., New York City time, no later than the business day preceding the Closing Date. The Notes to be delivered to the Representative shall be made available to the Representative in New York City for inspection and packaging not later than 9:30 a.m., New York City time, on the business day next preceding the Closing Date.

                  2.  Offering by the Underwriters.

                  (a) It is understood that, after the Registration Statement becomes effective, the Underwriters propose to offer the Notes for sale to the public (which may include selected dealers) as set forth in the Prospectus. The Underwriters agree not to offer or sell the Notes in any state or jurisdiction where registration, qualification or any filing to effect any exemption is required under such state's or jurisdiction's securities or Blue Sky laws, except where, with the consent of the Bank (which may be withheld in the Bank's sole discretion), such registration, qualification or filing has been completed. To the extent the Underwriters engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids, the Underwriters agree that such activities shall be in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (b) Each Underwriter severally represents and agrees that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document



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received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or to a person to whom such document may otherwise lawfully be issued, distributed or passed on.

                  3. Representations and Warranties of the Bank. The Bank represents and warrants to and agrees with the Underwriters that:

                  (a) A registration statement on Form S-3 (No. 333-25433), including a prospectus and such amendments thereto as may have been required to the date hereof, relating to the Notes and the offering thereof has been filed with the Securities and Exchange Commission (the "SEC") and such registration statement, as amended, has become effective under the Securities Act of 1933, as amended (the "Act"); such registration statement, as amended, including all information (if any) deemed to be a part of such registration statement as of the Effective Time (as defined below) pursuant to Rule 430A under the Act, and including the exhibits thereto and any material incorporated by reference therein, and the prospectus relating to the sale of the Notes offered thereby constituting a part thereof, as amended or supplemented, are respectively referred to herein as the "Registration Statement" and the "Prospectus"; and the conditions to the use of a registration statement on Form S-3 under the Act, as set forth in the General Instructions to Form S-3, have been satisfied with respect to the Registration Statement. For purposes of this Agreement, "Effective Time" means (x) if the Bank has advised the Representative that it does not propose to amend the Registration Statement, the date and time as of which the Registration Statement, or the most recent post-effective amendment thereto (if any) filed prior to the execution and delivery of this Agreement, was declared effective by the SEC, or (y) if the Bank has advised the Representative that it proposes to file an amendment or post-effective amendment to the Registration Statement, the date and time as of which the Registration Statement, as amended by such amendment or post-effective amendment, as the case may be, is declared effective by the SEC. "Effective Date" means the date of the Effective Time.

                  (b) On the Effective Date, the Registration Statement, and at the time of the filing of the Prospectus pursuant to Rule 424(b), the Registration Statement and the Prospectus, conformed, in all material respects to the requirements of the Act, the rules and regulations of the SEC (the "Rules and Regulations") and the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder (the "Trust Indenture Act"), and in the case of the Registration Statement, did not include any untrue statement of a material fact or omit to state any material fact required to be stated



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therein or necessary to make the statements therein not misleading and, in the case of the Prospectus, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and on the date of this Agreement, the Registration Statement and the Prospectus conforms in all material respects to the requirements of the Act, the Rules and Regulations and the Trust Indenture Act, and the Registration Statement does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the Prospectus does not include any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions from the Registration Statement or the Prospectus based upon written information furnished to the Bank by any Underwriter specifically for use therein.

                  (c) The SEC has not issued and, to the best knowledge of the Bank, is not threatening to issue any order preventing or suspending the use of the Registration Statement.

                  (d) This Agreement has been duly authorized, executed and delivered by the Bank. The execution, delivery and performance of this Agreement and the issuance and sale of the Notes and compliance with the terms and provisions hereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, the organizational documents or by-laws of the Bank or any agreement or instrument to which the Bank is a party or by which the Bank is bound or to which any of the properties of the Bank is subject which could reasonably be expected to have a material adverse effect on the transactions contemplated herein.

                  (e) The Bank is duly organized and validly existing as a national banking association with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, except for such power and authority the absence of which would not have a material adverse effect on the Bank or its ability to consummate the transactions contemplated hereby.

                  (f) There are no legal or governmental proceedings pending or, to the knowledge of the Bank, threatened, against the Bank, or to which Bank or any of its properties is subject, of a character required to be disclosed in the Prospectus that are not disclosed in the Prospectus.

                  (g) All authorizations, consents, orders or approvals of or registrations or declarations with any court, regulatory



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body, administrative agency or other government instrumentality required to be obtained, effected or given by the Bank in connection with the execution and delivery by the Bank of this Agreement and the performance by the Bank of the transactions expressly contemplated by this Agreement, have been duly obtained, effected or given and are in full force and effect, except such as may be required by the blue sky laws of any jurisdiction in connection with the sale and distribution of the Notes for which no representation is being given.

                  (h) The Bank has all requisite corporate power and authority to execute and deliver this Agreement and carry out its terms.

                  (i) The Bank is not required to register as an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act") by reason of the issuance of the Notes.

                  (j) The representations and warranties made by the Bank as Transferor in Section 3.1 and Section 6.1 of the Transfer and Servicing Agreement will be true and correct in all material respects at the time made and on and as of the Closing Date.

                  (k) Other than as contemplated by this Agreement or as disclosed in the Prospectus, there is no broker, finder or other party that is entitled to receive from the Bank or any of its subsidiaries any brokerage or finder's fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.

                   4. Agreements of the Bank. The Bank agrees with the Underwriters as follows:

                  (a) If the Effective Time is prior to the execution and delivery of this Agreement, the Bank will file the Prospectus, properly completed, with the SEC pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representative, subparagraph (4)) of Rule 424(b) not later than the earlier of (i) the second business day following the execution and delivery of this Agreement and (ii) the fifth business day after the Effective Date. The Bank will advise the Representative promptly of any such filing pursuant to Rule 424(b). The Bank will advise the Representative promptly of any proposal to amend or supplement the Registration Statement or the Prospectus and will not effect such amendment or supplementation without the consent of the Representative prior to the Closing Date, and thereafter will not effect any such amendment or supplementation to which the Representative reasonably objects; provided, however, except for the Current Report on Form 8-K described in Section 4(m), no consent of the Representative shall be required in connection



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with any filing made pursuant to the Exchange Act and the rules and regulations promulgated thereunder; the Bank will also advise the Representative promptly of any request by the Commission for any amendment of or supplement to the Registration Statement or the Prospectus or for any additional information; and the Bank will also advise the Representative promptly of the effectiveness of the Registration Statement (if the Effective Time is subsequent to the execution of this Agreement) and of any amendment or supplement to the Registration Statement or the Prospectus and of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or known threat of any proceeding for that purpose and the Bank will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible the lifting of any issued stop order.

                  (b) If, at any time when the Prospectus relating to the Notes is required to be delivered under the Act, any event occurs as a result of which such Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend or supplement the Prospectus to comply with the Act or the Rules and Regulations, the Bank promptly will prepare and file with the SEC, an amendment or supplement to such Prospectus that will correct such statement or omission or an amendment that will effect such compliance.

                  (c) The Bank will immediately inform the Representative (i) of the receipt by the Bank or the Trust of any communication from the SEC or any state securities authority concerning the offering or sale of the Notes and
(ii) of the commencement of any lawsuit or proceeding to which either the Bank or the Trust is a party relating to the offering or sale of the Notes; provided, however, with respect to the Trust, the Trust has so informed the Bank to the extent the Bank did not receive such communication provided in clause (i) or is not a party to the lawsuit or proceeding as provided in clause
(ii) and did not receive notice of such lawsuit.

                  (d) The Bank will furnish to the Underwriters, without charge, copies of the Registration Statement (including all documents and exhibits thereto or incorporated by reference therein), the Prospectus, and all amendments and supplements to such documents relating to the Notes, in each case in such quantities as the Underwriters may reasonably request.

                  (e) No amendment or supplement will be made to the Registration Statement or Prospectus which the Representative shall not previously have been advised or to which it shall reasonably object after being so advised; provided, however,



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after the Closing Date, excluded from this provision shall be filings made pursuant to the Exchange Act.

                  (f) The Bank will cooperate with the Representative and with its counsel in connection with the qualification of, or procurement of exemptions with respect to, the Notes for offering and sale by the Underwriters and by dealers under the securities or Blue Sky laws of such jurisdictions as any Underwriter may designate and to which the Bank shall consent (which consent may be withheld in the Bank's sole discretion) and, in such jurisdictions, will file or cause the Trust to file such consents to service of process or other documents necessary or appropriate in order to effect such qualification or exemptions; provided that in no event shall either of the Bank or the Trust be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

                  (g) Subject to Section 2, the Bank and the Trust consent to the use, in accordance with the securities or Blue Sky laws of such jurisdictions in which the Notes are offered by the Underwriters and by dealers, of the Prospectus furnished by the Bank.

                  (h) To the extent, if any, that the rating or ratings provided with respect to the Notes by the rating agency or agencies that initially rate a series of Notes is conditional upon the furnishing of documents or the taking of any other actions by the Bank or the Trust, the Bank shall cause to be furnished such documents and such other reasonable actions to be taken.

                  (i) For two years from the Closing Date, the Bank will furnish to the Representative (i) as soon as available, a copy of each document relating to the Trust or the Notes required to be filed with the SEC pursuant to the Exchange Act or any order of the SEC thereunder, and (ii) such other information concerning the Bank or the Trust as the Representative may reasonably request from time to time insofar as such information reasonably relates to the Registration Statement or the transactions contemplated by the Basic Documents.

                  (j) If this Agreement shall terminate or shall be terminated after execution and delivery pursuant to any provisions hereof (otherwise than by notice given by the Underwriter terminating this Agreement pursuant to
Section 8 or Section 9 hereof) or if this Agreement shall be terminated by the Representative because of any failure or refusal on the part of the Bank to comply with the terms or fulfill any of the conditions of this Agreement, the Bank agrees to reimburse the



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Underwriters for all out-of-pocket expenses (including reasonable fees and expenses of their counsel) reasonably incurred in connection herewith. In no event shall the Bank or the Trust be liable to the Underwriters for loss of anticipated profits from the transactions contemplated by this Agreement.

                  (k) The net proceeds from the sale of the Notes hereunder will be applied substantially in accordance with the description set forth in the Prospectus.

                  (l) Except as stated in this Agreement and in the Prospectus the Bank has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes; it being understood and agreed that no such action by any Underwriter shall be deemed an action of the Bank.

                  (m) Provided that the Bank has received the Computational Materials (as defined in Section 8 below) within the time frame set forth in
Section 8, the Bank will cause such Computational Materials to be filed with the SEC on a Current Report on Form 8-K (the "Current Report") not later than the date on which the Prospectus is available for distribution to investors.

                  (n) For the period beginning on the date of this Agreement and ending 90 days after the Closing Date, neither the Bank nor any trust originated, directly or indirectly, by the Bank will, without the prior written consent of the Representative, offer to sell or sell notes (other than the Notes) collateralized by, or certificates evidencing an ownership interest in, student loans; provided, however, that this shall not be construed to prevent the sale of student loans by the Bank.

                  5. Indemnification and Contribution. (a) The Bank agrees to indemnify and hold harmless each Underwriter and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, or in any amendment or supplement thereto, or the preliminary prospectus dated June 16, 1997 (the "Preliminary Prospectus"), or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or



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omitted therefrom in reliance upon and in conformity with the information relating to the Underwriter furnished in writing to the Bank by or on behalf of any Underwriter through the Representative expressly for use in connection therewith; provided, however, that the foregoing indemnity with respect to the Prospectus or the Preliminary Prospectus shall not inure to the benefit of any Underwriter (or any person controlling such Underwriter) from whom the person asserting any such loss, claim, damage or liability purchased Notes, if such person did not receive a copy of the Prospectus (as then amended or supplemented) at or prior to the written confirmation of the sale of such Notes to such person and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability. The foregoing indemnity agreement shall be in addition to any liability which the Bank may otherwise have.

                  (b) If any action, suit or proceeding shall be brought against an Underwriter or any person controlling an Underwriter in respect of which indemnity may be sought against the Bank, such Underwriter or such controlling person shall promptly notify the parties against whom indemnification is being sought (the "indemnifying parties"), and such indemnifying parties shall assume the defense thereof, including the employment of counsel and payment of all reasonable fees and expenses. Such Underwriter or any such controlling person shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Underwriter or such controlling person unless (i) the indemnifying parties have agreed in writing to pay such fees and expenses, (ii) the indemnifying parties have failed to assume the defense and employ counsel within a reasonable period of time, or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both the Underwriter or such controlling person and the indemnifying parties and the Underwriter or such controlling person shall have been advised by its counsel that representation of such indemnified party and any indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the indemnifying party shall not have the right to assume the defense of such action, suit or proceeding on behalf of the Underwriter or such controlling person). It is understood, however, that the indemnifying parties shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for the Underwriter and controlling persons



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not having actual or potential differing interests with the Underwriter or among themselves, which firm shall be designated in writing by the Underwriter, and that all such fees and expenses shall be reimbursed on a monthly basis as provided in paragraph (a) hereof. The indemnifying parties shall not be liable for any settlement of any such action, suit or proceeding effected without their written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, suit or proceeding, the indemnifying parties agree to indemnify and hold harmless the Underwriter and any such controlling person from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment to the extent provided in paragraph (a).

                  (c) Each Underwriter agrees severally but not jointly to indemnify and hold harmless the Bank and its respective directors and officers, and any person who controls the Bank within the meaning of Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Bank to such Underwriter set forth in paragraph (a) hereof, but only with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter through the Representative expressly for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus. If any action, suit or proceeding shall be brought against the Bank, any of its directors or officers, or any such controlling person based on the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus and in respect of which indemnity may be sought against an Underwriter pursuant to this paragraph (c), such Underwriter shall have the rights and duties given to the Bank by paragraph (b) above (except that if the Bank shall have assumed the defense thereof no Underwriter shall be required to do so, but may employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Underwriter's expense, except as otherwise provided in paragraph (b) above), and the Bank, its respective directors and officers, and any such controlling person shall have the rights and duties given to such Underwriter by paragraph
(b) above. The foregoing indemnity agreement shall be in addition to any liability which the Underwriters may otherwise have.

                  (d) If the indemnification provided for in this Section 5 is unavailable to an indemnified party under paragraphs (a) or (c) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Bank on the one hand and the applicable Underwriter on the other hand from the



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
offering of the Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Bank on the one hand and such Underwriter on the other in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Bank on the one hand and such Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes (before deducting expenses) received by the Bank bear to the total underwriting discounts and commissions received by such Underwriter. The relative fault of the Bank on the one hand and such Underwriter on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Bank on the one hand or by such Underwriter on the other hand and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (e) The Bank and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any such action, suit or proceeding. Notwithstanding the provisions of this Section 5, no Underwriter shall be required to contribute any amount in excess of the underwriting discounts and commissions applicable to the Notes hereunder and, in the case of Smith Barney Inc., plus the structuring fee referred to in Section 1. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (f) Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 5 shall be paid by the indemnifying party to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred. The indemnity and contribution agreements contained in this Section 5 and the representations and warranties of the Bank set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of an Underwriter, the Bank or any person controlling any of them or their respective directors or officers, (ii) acceptance of any Notes and payment therefor hereunder, and (iii) any termination of this Agreement. A successor to any Underwriter, the Bank or any person controlling any of them or their respective directors or officers, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this
Section 5.

                  6. Conditions of the Underwriters' Obligations. The obligations of the Underwriters to purchase the Notes hereunder are subject to the following conditions:

                  (a) All actions required to be taken and all filings required to be made by the Bank under the Act prior to the sale of the Notes shall have been duly taken or made. At and prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Bank or the Underwriters, shall be threatened by the SEC.

                  (b) Subsequent to the effective date of this Agreement, there shall not have occurred (i) any change, or any development involving a prospective change, in or affecting the condition (financial or other), business, properties, net worth, or results of operations of the Bank not contemplated by the Registration Statement, which in the opinion of the Representative, would materially adversely affect the market for the Notes, or
(ii) any event or development which makes any statement made in the Registration Statement or Prospectus untrue in any material respect or which, in the opinion of the Bank and its counsel or the Underwriters and their counsel, requires the filing of any amendment to or change in the Registration Statement or Prospectus in order to state a material fact required by any law to be stated therein or necessary in order to make the statements therein not misleading, if amending or supplementing the Registration Statement or Prospectus to reflect such event or development would, in the opinion of the Representative, materially adversely affect the market for the Notes.

                  (c) The Representative shall have received on the Closing Date an opinion of Richards, Layton & Finger, special Delaware counsel for the Trust, dated the Closing Date and addressed to the Underwriters, in form and scope reasonably satisfactory to the Representative and its counse1 and substantially in the form of Exhibit A hereto.

                  (d) The Representative shall have received on the Closing
Date opinions of Dean Blakey & Moskowitz, special counsel for the Bank, dated the Closing Date and addressed to the Underwriters and B-2, in form and scope reasonably satisfactory to the Representative and its counse1 and substantially in the form of Exhibit B hereto.

                  (e) The Representative shall have received on the Closing Date an opinion of Libby G. Fishman, Esq., General Counsel-Consumer Bank of PNC Bank Corp., dated the Closing Date and addressed to the Underwriters, in form and scope reasonably satisfactory to the Representative and its counse1 and substantially in the form of Exhibit C hereto.

                  (f) The Representative shall have received on the Closing Date an opinion of the Law Department of the Eligible Lender Trustee, dated the Closing Date and addressed to the Underwriters, in form and scope reasonably satisfactory to the Representative and its counse1 and substantially in the form of Exhibit D hereto.

                  (g) The Representative shall have received on the Closing Date an opinion of White & Case, counsel for the Indenture Trustee, dated the Closing Date and addressed to the Underwriters, in form and scope satisfactory to the Representative and its counse1 and substantially in the form of Exhibit E hereto.

                  (h) The Representative shall have received on the Closing Date an opinion of Stroock & Stroock & Lavan LLP, special counsel for the Underwriters, dated the Closing Date, and addressed to the Underwriters, in form and scope Satisfactory to the Representative and its counse1 and substantially in the form of Exhibit F hereto.

                  (i) The Representative shall have received on the Closing Date opinions of Mayer, Brown & Platt, counsel for the Bank, dated the Closing Date and addressed to the Underwriters , in form and scope reasonably satisfactory to the Representative and its counse1 and substantially in the form of Exhibits G-1 and G-2 hereto.

                  (j) The Representative shall have received a letter dated the date of delivery thereof (which shall be on or prior to the date of this Agreement) from Ernst & Young LLP, and in form and substance reasonably satisfactory to the Representative, to the effect that they have carried out certain specified procedures, not constituting an audit, with respect to certain information regarding the Financed Student Loans and setting forth the results of such specified procedures.

                  (k) There shall not have been, since the respective dates as of which information is given in the Registration Statement (or any amendment or supplement thereto), except as may otherwise be stated therein or contemplated thereby, any material adverse change in the condition (financial or other), business, prospects, properties, net worth or results of operations of the Bank, and (ii) all the representations and warranties of the Bank contained in this Agreement and the Basic Documents shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date and the Representative shall have received a certificate, dated the Closing Date and signed by an executive officer of the Bank, to the effect set forth in this Section 6(k) and in Section 6(l) hereof.

                  (l) The Bank shall not have failed at or prior to the Closing Date to have performed or complied in any material respect with any of its agreements herein contained and required to be performed or complied with by it hereunder at or prior to the Closing Date.

                  (m) The Representative shall have received by instrument dated the Closing Date (at the option of the Representative), in lieu of or in addition to the opinions referred to in clauses (c) through (i) of this Section
(6), the right to rely on opinions provided by such counsel and all other counsel under the terms of the Basic Documents to Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services ("Standard & Poor's") and Fitch Investor's Service, L.P. ("Fitch").

                  (n) Moody's, Standard & Poor's and Fitch shall have rated the Class A-1 Notes "P-1", "A-1+" and "F-1+", respectively, and each other Class of the Class A Notes "Aaa", "AAA" and "AAA", respectively, and Moody's, Standard & Poor's and Fitch shall have rated the Class B Notes at least "A2," "A" and "A," respectively, and there shall not have been any announcement by Moody's, Standard & Poor's or Fitch that (i) it is downgrading any of its ratings assigned to any Class of Notes or (ii) it is reviewing its ratings assigned to any Class of Notes with a view to possible downgrading, or with negative implications, or direction not determined.

                  (o) The Bank shall have furnished or caused to be furnished to the Representative an executed copy of each of the Basic Documents, each Guaranty Agreement, each Subservicing Agreement and such further certificates and documents as the Representative shall have reasonably requested.

                  (p) The Representative shall have received evidence satisfactory to it that, on or before the Closing Date, UCC-1 financing statements have been or are being filed in the office of the Secretary of State of the Commonwealth of Pennsylvania reflecting the transfer of the interest of the Bank in the Financed Student Loans to the Eligible Lender Trustee on behalf of the Trust and the proceeds thereof to the Trust and in the offices of the Secretaries of State of the States of Illinois and Delaware reflecting the grant of the security interest by the Trust in the Financed Student Loans and the proceeds thereof to the Indenture Trustee.

                  All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Representative and counsel for the Representative.

                  7. Expenses. The Bank agrees to pay or to otherwise cause the payment of the following costs and expenses and all other costs and expenses incident to the performance by it and the Trust of their respective obligations hereunder: (i) the preparation, printing or reproduction of the Registration Statement, each Prospectus and each amendment or supplement to any of them, this Agreement and each other Basic Document; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Prospectus and all amendments or supplements to any of them as may be reasonably requested for use in connection with the offering and sale of the Notes; (iii) the preparation, printing, authentication, issuance and delivery of definitive certificates for the Notes; (iv) the printing (or reproduction) and delivery of this Agreement, the Blue Sky Memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Notes; (v) qualification of the Indenture under the Trust Indenture Act; (vi) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of such states as the Bank and the Representative may agree (including the reasonable fees, expenses and disbursements of counsel for the Underwriters relating to the preparation, printing or reproduction, and delivery of any Blue Sky Memorandum prepared in connection with such qualification); (vii) the fees and disbursements of (A) the Bank's counsel, (B) the Representative's counsel (which fee shall not exceed $225,000 without the consent of the Bank), (C) the Indenture Trustee and its counsel, (D) the Eligible Lender Trustee, (E) the Depository Trust Company in connection with the book-entry registration of the Notes, (F) Ernst & Young LLP, accountants for the Bank and issuer of the letters described in Section 6(j), (G) Richards, Layton and Finger, Special Delaware Counsel to the Bank in connection with the preparation of the opinion referred to in Section 6(c) and
(H) Dean Blakey & Moskowitz, special counsel to the Bank in connection with the preparation of the opinion referred to in Section 6(d); (viii) the fees charged by Moody's, Standard & Poor's and Fitch for rating the Notes and (ix) the reasonable travel and other out-of-pocket expenses incurred by the Representative in connection with the transactions contemplated hereby.

                  8. Computational Materials. (a) Not later than 10:30 a.m. New York City time, on the Business Day before the date on which the Current Report relating to the Notes is required to be filed by the Bank with the SEC pursuant to Section 4(m) hereof, each Underwriter shall deliver to the Bank a complete copy of all materials, if any, provided by such Underwriter to prospective investors in such Notes which constitute "Computational Materials" within the meaning of the no-action letter dated May 20, 1994 issued by the Division of Corporation Finance of the SEC to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated, and Kidder Structured Asset Corporation, the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the SEC to the Public Securities Association and the no-action letter of February 17, 1995 issued by the SEC to the Public Securities Association (collectively, the "Kidder/PSA Letters") and the filing of which is a condition of the relief granted in such letters (such materials being the "Computational Materials").

                  Each Underwriter severally and not jointly represents and warrants to and agrees with the Bank, as of date hereof and as of the Closing Date, that the Computational Materials furnished to the Bank by such Underwriter pursuant to Section 8(a) constitute (either in original, aggregated or consolidated form) all of the materials furnished to prospective investors in the Notes by such Underwriter prior to the time of delivery thereof to the Bank that are required to be filed with the SEC with respect to the Notes in accordance with the Kidder/PSA Letters and such Computational Materials comply with the requirements of the Kidder/PSA Letters.

                  Notwithstanding the foregoing, such Underwriter makes no representation or warranty with respect to statements in any Computational Materials relating to the Financed Student Loans which were furnished by or on behalf of the Bank to such Underwriter.

                  9. Default by One of the Underwriters. If any of the Underwriters shall fail at the Closing Date to purchase the Notes which it is obligated to purchase hereunder (the "Defaulted Notes"), the remaining Underwriter (the "Non-Defaulting Underwriter") shall have the right, but not the obligation, within one (1) Business Day thereafter, to make arrangements to purchase all, but not less than all, of the Defaulted Notes upon the terms herein set forth; if, however, the Non-Defaulting Underwriters shall have not completed such arrangements within such one (1) Business Day period, then this Agreement shall terminate without liability on the part of the Non-Defaulting Underwriters.

                  No action taken pursuant to this Section 9 shall relieve any defaulting Underwriter from liability in respect of its default.

                  In the event of any such default which does not result in a termination of this Agreement, either the Non-Defaulting

Underwriter or the Bank shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements.

                  10. Effective Date of Agreement. This Agreement shall become effective upon the execution and delivery hereof by all the parties hereto. Until such time as this Agreement shall have become effective, it may be terminated by the Bank, by notifying the Representative, or by the Representative, by notifying the Bank.

                  Any notice under this Section 8 may be given by telegram, telecopy or telephone but shall be subsequently confirmed by letter.

                  11. Termination of Agreement. This Agreement shall be subject to termination in the absolute discretion of the Representative, without liability on the part of any Underwriter, by notice to the Bank, if prior to the Closing Date, (i) trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York state authorities, (iii) there shall have occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions, the effect of which on the financial markets of the United States is such as to make it, in the reasonable judgment of the Representative, impracticable or inadvisable to commence or continue the offering of the Notes on the terms set forth in the Prospectus, or to enforce contracts for the resale of the Notes by the Underwriters, (iv) legislation shall be enacted by the Congress of the United States or a decision by a court of the United States or the Tax Court of the United States shall be rendered, or an officially published ruling, regulation, proposed regulation or official statement by or on behalf of the Treasury Department of the United States, the Internal Revenue Service or any other governmental agency shall be made, with respect to federal taxation upon revenues or other income of the general character expected to be pledged under the Indenture or upon interest received on securities of the general character of the Notes, or which would have the effect of changing, directly or indirectly, the federal income tax consequences of interest on securities of the general character of the Notes in the hands of the holders thereof, which in the opinion of counsel to the Representative materially affects the market price of the Notes, or (v) legislation shall be enacted by the States of Delaware or Illinois or the Commonwealth of Pennsylvania, or a decision by a court of competent jurisdiction of the States of Delaware or Illinois or the Commonwealth of Pennsylvania or any administrative tribunal of the States of Delaware or Illinois or the Commonwealth of Pennsylvania or other governmental agency or department thereof shall be rendered with respect to taxation by the States of Delaware or Illinois or the Commonwealth of Pennsylvania or any of their political subdivisions upon revenues or other income of the general character expected to be pledged under the Indenture or upon interest received on securities of the general character of the Notes, or which would have the effect of changing, directly or indirectly, the tax consequences under the States of Delaware or Illinois or the Commonwealth of Pennsylvania tax law of interest on securities of the general character of the Notes in the hands of the holders thereof, which in the opinion of counsel to the Representative materially affects the market price of the Notes. Notice of such termination may be given to the Bank, by telegram, telecopy or telephone and shall be subsequently confirmed by letter.

                  12. Information Furnished by the Underwriter. The statements set forth in the second sentence of the fourth from last paragraph on the cover page, the second sentence under the subsection "Risk Resulting from Limited Liquidity of the Notes" under the heading "Risk Factors" and under the heading "Underwriting" in the Preliminary Prospectus and the Prospectus constitute the only information furnished by or on behalf of the Underwriters as such information is referred to in Sections 3(b) and 5 hereof, and each Underwriter confirms that such statements relating to such Underwriter are correct.

                  13. Representation of Underwriters. The Representative shall act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representative will be binding upon all the Underwriters.

                  14. Miscellaneous. Except as otherwise provided in Sections 4, 10 and 11 hereof, notice given pursuant to any provision of this Agreement shall be in writing and shall be delivered (i) if to the Bank, two copies, one to PNC Bank, National Association, 2600 Liberty Avenue, Suite 200, Pittsburgh, Pennsylvania 15222, Attention: Mr. John Peters; facsimile: (800) 300-2213, with a copy to PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Helen Pudlin, Esq.; Senior Vice President and General Counsel; facsimile (412) 762-5920, (ii) if to the Trust, to the Eligible Lender Trustee, at the Corporate Trust Office of the Eligible Lender Trustee and (iii) if to the Representative, to Smith Barney Inc., 390 Greenwich Street, New York, NY 10013, Attention: Debt Organization Group; facsimile (212) 723-8853.

                  This Agreement has been and is made solely for the benefit of the Underwriters and the Bank, their respective directors, officers, trustees and controlling persons referred to in Section 5 hereof and their respective successors and assigns, to the extent provided herein, and no other person shall acquire or have any right under or by virtue of this Agreement. Neither the term "successor" nor the term "successors and assigns" as used in this Agreement shall include a purchaser from any Underwriter of any of the Notes in its status as such purchaser.

                  15. Applicable Law; Counterparts. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York without giving effect to the choice of laws or conflict of laws principles thereof.

                  This Agreement may be signed in various counterparts which together constitute one and the same instrument. If signed in counterparts, this Agreement shall not become effective unless at least one counterpart hereof or thereof shall have been executed and delivered on behalf of each party hereto.

                  16. Effect on Letter Agreement. This Agreement supersedes that certain letter agreement dated as of March 18, 1997, between Smith Barney Inc. and PNC Bank Corp., except for Section 5 thereof relating to the confidentiality obligations of such parties which survives.

                  Please confirm that the foregoing correctly sets forth the agreement among the Bank, the Trust and the Underwriters.

                                       Very truly yours,

                                       PNC BANK, NATIONAL ASSOCIATION

                                       By: /s/ John J. Peters
                                           ---------------------
                                           Name:  John J. Peters
                                           Title: Vice President


                                       PNC STUDENT LOAN TRUST I

                                       By: THE FIRST NATIONAL BANK OF CHICAGO,
                                           not in its individual capacity but
                                           solely as Eligible Lender Trustee on
                                           behalf of the Trust,

                                       By: /s/ Steve M. Husbands
                                           ---------------------
                                           Name:  Steve M. Husbands
                                           Title: Assistant Vice President

Confirmed as of the date
first above mentioned.

SMITH BARNEY INC.

By: /s/ Paul Sheldon
    --------------------
    Name:  Paul Sheldon
    Title: M.D. Managing Director

Acting on behalf of itself
and as Representative of the
several Underwriters.

Confirmed with respect to
Section 16 only as of the date
first above mentioned.

PNC BANK CORP.

By: /s/ Paul L. Audet
    ---------------------
    Name:  Paul L. Audet
    Title: Senior Vice President

SCHEDULE I

                                                                           Underwriters
                                                                           ------------

                                                                         Principal Balance
                                               -----------------------------------------------------------------------
                                               Smith Barney                PNC Capital
Class of Notes                                     Inc.                    Markets, Inc.                    Total
--------------                                 ------------                -------------                --------------
Class A-1 Notes.............................   $  45,000,000               $  45,000,000                $   90,000,000

Class A-2 Notes.............................   $  53,500,000               $  53,500,000                $  107,000,000

Class A-3 Notes.............................   $  53,500,000               $  53,500,000                $  107,000,000

Class A-4 Notes.............................   $  51,000,000               $  51,000,000                $  102,000,000

Class A-5 Notes.............................   $  47,000,000               $  47,000,000                $   94,000,000

Class A-6 Notes.............................   $  36,250,000               $  36,250,000                $   72,500,000

Class A-7 Notes.............................   $  60,500,000               $  60,500,000                $  121,000,000

Class A-8 Notes.............................   $  87,500,000               $  87,500,000                $  175,000,000

Class A-9 Notes.............................   $  62,725,000               $  62,725,000                $  125,450,000

Class B Notes...............................   $  18,025,000               $  18,025,000                $   36,050,000

Total.......................................   $ 515,000,000               $ 515,000,000                $1,030,000,000
                                               =============               =============                ==============

The following Exhibits to the Underwriting Agreement have been omitted:

Exhibit A       Form of Opinion of Richards, Layton & Finger

Exhibit B       Form of Opinions of Dean Blakey & Moskowitz

Exhibit C       Form of Opinion of Libby G. Fishman, Esq.

Exhibit D       Form of Opinion of the Law Department of the Eligible
                Lender Trustee

Exhibit E       Form of Opinion of White & Case

Exhibit F       Form of Opinion of Stroock & Stroock & Lavan LLP

Exhibits G-1    Form of Opinions of Mayer, Brown & Platt
  and G-2